Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 30 to the Registration Statement No. 811-06398 on Form N-1A of our report dated March 15, 2007 relating to the financial statements and financial highlights of Fidelity New York Municipal Trust II, including Fidelity New York ATM Tax-Free Money Market Fund, appearing in the Annual Report on Form N-CSR of Fidelity New York Municipal Trust II, for the year ended January 31, 2007.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touche LLP
Boston, Massachusetts
April 16, 2007